UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           SCHEDULE 13G

            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                   (AMENDMENT NO.    1   )*
                          							 ------

                  CATALYST INTERNATIONAL, INC.
-----------------------------------------------------------------
                       (name of Issuer)


                         Common Stock
-----------------------------------------------------------------
                  (Title of Class of Securities)

                          14887T105
             				 -----------------------
                       (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  14887 T105	                      				Page 2 of 5 pages
	          ----------

                               13G
_________________________________________________________________
1	NAME OF REPORTING PERSON
 	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

			Terrence L. Mealy		###-##-####
_________________________________________________________________
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                             											(a) _____
			Not Applicable                                 						(b) _____
_________________________________________________________________
3	SEC USE ONLY

_________________________________________________________________
4	CITIZENSHIP OR PLACE OF ORGANIZATION

			United States
_________________________________________________________________
            			5	SOLE VOTING POWER
  NUMBER OF	    		821,489
   SHARES      __________________________________________________
BENEFICIALLY	  6 SHARED VOTING POWER
  OWNED BY			     Not Applicable
    EACH		     __________________________________________________
  REPORTING		  7 SOLE DISPOSITIVE POWER
   PERSON				     821,489
    WITH		     __________________________________________________
            			8	SHARED DISPOSITIVE POWER
             					Not Applicable
_________________________________________________________________
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			821,489
_________________________________________________________________
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES	CERTAIN SHARES *
			Not Applicable
_________________________________________________________________
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
			11.7%
_________________________________________________________________
12	TYPE OF REPORTING PERSON *
			IN
_________________________________________________________________

* SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 14887 T105		         13G                 				Page 3 of 5




ITEM 1.	(a)	NAME OF ISSUER:

				Catalyst International, Inc.

ITEM 1.	(b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

				8989 North Deerwood Drive
				Milwaukee, Wisconsin  53223

ITEM 2.	(a)	NAME OF PERSON FILING:

				Terrence L. Mealy

		(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

				301 East Second Street
				Muscatine, Iowa  52761

		(c)	CITIZENSHIP:

				United States

		(d)	TITLE OF CLASS OF SECURITIES:

				Common Stock

		(e)	CUSIP NUMBER:

				14887 T105

ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b),
     				OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

				Not Applicable

ITEM 4.		OWNERSHIP:

		(a)	Amount Beneficially Owned:

				821,489

		(b)	Percent of Class:

				11.7%

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CUSIP No. 14887 T105		       13G	                			Page 4 of 5



		(c)	Number of shares as to which each person has:

			(i)		sole power to vote or to direct the vote

					821,489

			(ii)		shared power to vote or to direct the vote

					Not Applicable

			(iii)	sole power to dispose or to direct the disposition of

					821,489

			(iv)		shared power to dispose or to direct the disposition of

					Not Applicable

ITEM 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

				Not Applicable

ITEM 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

				Not Applicable

ITEM 7.		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
  			    ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT
			      HOLDING COMPANY:

				Not Applicable

ITEM 8.		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

				Not Applicable

ITEM 9.		NOTE OF DISSOLUTION OF GROUP:

				Not Applicable

CUSIP No. 14887 T105        		13G             				Page 5 of 5



ITEM 10.		CERTIFICATION:

				Not Applicable



SIGNATURE:

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:			February 13, 1997

SIGNATURE:		/s/  Terrence L. Mealy

NAME/TITLE:		Terrence L. Mealy